CEL-SCI CORPORATION
                     66 Canal Center Plaza
                           Suite 510
                  Alexandria, Virginia  223l4
                         (703) 549-5293

                  NOTICE OF ANNUAL MEETING OF
             SHAREHOLDERS TO BE HELD JUNE 14, 1996
                      AND PROXY STATEMENT

To the Shareholders:

        Notice is hereby given that the annual meeting of the shareholders of CEL-SCI Corporation (the "Company") will be at the Holiday Inn Hotel & Suites, 625 First Street, Alexandria, Virginia 223l4 on June 14, 1996, at 10:00 A.M., for the following purposes:

               (1) to elect the directors who shall constitute the Company's Board of Directors for the ensuing year;
               (2) to approve the adoption of the Company's 1996 Employee Incentive Stock Option Plan which provides for the issuance of up to 600,000 shares of the Company's common stock upon the exercise of options which may be granted pursuant to the plan;
               (3) to approve the adoption of the Company's 1996 Non-Qualified Stock Option Plan which provides for the issuance of up to 400,000 shares of the Company's Common Stock upon the exercise of options which may be granted pursuant to the Plan.
               (4) to ratify the appointment of Deloitte & Touche as the Company's independent accountants for the fiscal year ending September 30, 1996;
               (5) to transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on May 14, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders are entitled to one vote for each share held. As of May 14, 1996, there were 6,295,664 shares of the Company's Common Stock issued and outstanding.

                                CEL-SCI CORPORATION

May 15, 1996                        By   Geert R. Kersten
                                     Chief Executive Officer
PLEASE  INDICATE YOUR VOTING INSTRUCTIONS ON THE  ENCLOSED  PROXY
CARD, AND SIGN, DATE AND RETURN THE PROXY CARD.

TO  SAVE THE COST OF FURTHER SOLICITATION PLEASE MAIL YOUR  PROXY
CARD PROMPTLY.

                      CEL-SCI CORPORATION
                     66 Canal Center Plaza
                           Suite 510
                  Alexandria, Virginia  223l4
                         (703) 549-5293

                        PROXY STATEMENT

        The accompanying proxy is solicited by the Board of Directors of the Company for voting at the annual meeting of shareholders to be held on June 14, 1996, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address set forth on page one or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement was mailed to shareholders of record on or about May 14, 1996.

       There is one class of capital stock outstanding. Provided a quorum consisting of one-third of the shares entitled to vote is present at the meeting, the affirmative vote of a majority of the shares of Common Stock voting in person or represented by proxy is required to elect directors, to adopt the 1996 Incentive and Non-Qualified Stock Option Plans and to ratify the appointment of Deloitte & Touche as the Company independent accountants for the fiscal year ending September 30, 1996. Cumulative voting in the election of directors is not permitted. The adoption of any other proposals to come before the meeting will require the approval of a majority of votes cast at the meeting.

PRINCIPAL SHAREHOLDERS

        The following table sets forth, as of April 30, 1996, information with respect to the only persons owning beneficially 5% or more of the outstanding Common Stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of Common Stock.

                                     Number of       Percent of
Name  and Address                         Shares  (1)       Class
(4)
Maximilian de Clara                48,334 (2)        *
Bergstrasse 79
6078 Lungern,
Obwalden, Switzerland

Geert R. Kersten                   251,690 (3)      4.1%
66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4

Patricia B. Prichep                18,030           *
66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4

M. Douglas Winship                 12,000           *
66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4

Dr. Eyal Talor                        9,334         *
66 Canal Center Plaza
Suite 510
Alexandria, VA  223l4

Dr. Prem Sarin                        10,000        *
66 Canal Center Plaza
Suite 510
Alexandria, VA  22314

Mark Soresi                           14,375        *
l0l0 Wayne Ave., 8th Floor
Silver Spring, MD  209l0

F. Donald Hudson                   10,500           *
53 Mt. Vernon Street
Boston, MA  02108

Edwin A. Shalloway                 10,500           *
413 North Washington Street
Alexandria, VA  22314
All Officers and Directors
as a Group (10 persons)            384,763          6.0%

*Less than 1%

(1)Includes shares issuable prior to July 1, 1996 upon the exercise of options or warrants granted to the following persons:

                                       Options     or    Warrants
Exercisable
       Name                            Prior to July 1, 1996
       Maximilian de Clara                      43,334
       Geert R. Kersten                         146,750
       Patricia B. Prichep                      15,000
       M. Douglas Winship                       12,000
       Dr. Eyal Talor                           7,834
       Mark Soresi                              12,500
       F. Donald Hudson                         10,500
       Edwin A. Shalloway                       10,500
       Dr. Prem Sarin                           10,000

(2)All shares are held of record by Milford Trading, Ltd., a corporation organized pursuant to the laws of Liberia. All of the issued and outstanding shares of Milford Trading, Ltd. are owned beneficially by Mr. de Clara.

(3)Amount  includes shares held in trust for the benefit  of  Mr.
   Kersten's minor children. Geert R. Kersten is the stepson of Maximilian de Clara.

(4)Amount  excludes shares which may be issued upon the  exercise
   of   other   options,  warrants  and  convertible   securities
   previously issued by the Company.

ELECTION OF DIRECTORS

        Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the nominees listed below to serve until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

        All nominees have consented to serve if elected. In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

Officers and Directors

   Name                     Age                  Position
   Maximilian de Clara       65     Director and President
   Geert R. Kersten, Esq.    37     Director, Chief Executive
                                 Officer, Secretary and Treasurer
   Patricia B. Prichep       44     Vice President of Operations
   M. Douglas Winship        47     Vice President of Regulatory
                                Affairs and Quality Assurance
                                Dr.           Eyal          Talor
                                40            Vice  President  of
                                Research and Manufacturing
                                Dr.  Prem  S. Sarin            61
                                Vice  President of  Research  for
                                Viral Technologies, Inc.
                                Dr.   Daniel  H.  Zimmerman    54
                                Vice    President   of   Cellular
                                Immunology
   Mark V. Soresi            43     Director
   F. Donald Hudson      62     Director
   Edwin A. Shalloway        60     Director

        Mr. Maximilian de Clara, by virtue of his position as an officer and director of the Company, may be deemed to be the "parent" and "founder" of the Company as those terms are defined under applicable rules and regulations of the Securities and Exchange Commission.

        The principal occupations of the Company's officers and directors, during the past several years, are as follows:

        Maximilian de Clara. Mr. de Clara has been a director of the Company since its inception in March, l983, and has been president of the Company since July, l983. Prior to his affiliation with the Company, and since at least l978, Mr. de Clara was involved in the management of his personal investments and personally funding research in the fields of biotechnology and biomedicine. Mr. de Clara attended the medical school of the University of Munich from l949 to l955, but left before he received a medical degree. During the summers of l954 and l955, he worked as a research assistant at the University of Istanbul in the field of cancer research. For his efforts and dedication to research and development in the fight against cancer and AIDS, Mr. de Clara was awarded the "Pour le Merit" honorary medal of the Austrian Military Order "Merito Navale" as well as the honor cross of the Austrian Albert Schweitzer Society.

        Geert R. Kersten, Esq. Mr. Kersten was Director of Corporate and Investment Relations for the Company between
February,  1987  and October, 1987. In October of  1987,  he  was
appointed Vice President of Operations. In December, 1988, Mr. Kersten was appointed director of the Company. Mr. Kersten also became the Company's secretary and treasurer in 1989. In May, 1992, Mr. Kersten was appointed Chief Operating Officer and in February, 1995, Mr. Kersten became the Company's Chief Executive Officer. In previous years, Mr. Kersten worked as a financial analyst with Source Capital, Ltd., an investment advising firm in McLean, Virginia. Mr. Kersten is a stepson of Maximilian de Clara, who is the President and a Director of the Company. Mr. Kersten attended George Washington University in Washington, D.C. where he earned a B.A. in Accounting and an M.B.A. with emphasis on International Finance. He also attended law school at American University in Washington, D.C. where he received a Juris Doctor degree.

        Patricia B. Prichep has been the Company's Vice President of Operations since March, 1994. Between December, 1992 and March, 1994, Ms. Prichep was the Company's Director of Operations. From June, 1990 to December, 1992, Ms. Prichep was the Manager of Quality and Productivity for the NASD's Management, Systems and Support Department. Between 1982 and 1990, Ms. Prichep was Vice President and Operations Manager for Source Capital, Ltd.

        M. Douglas Winship has been the Company's Vice President of Regulatory Affairs and Quality Assurance since April, 1994. Between 1988 and April, 1994, Mr. Winship held various positions with Curative Technologies, Inc., including Vice President of Regulatory Affairs and Quality Assurance (1991-1994).

        Dr. Eyal Talor has been the Company's Vice President of Research and Manufacturing since March, 1994. From October, 1993 until March, 1994, Dr. Talor was Director of Research, Manufacturing and Quality Control, as well as the Director of the Clinical Laboratory, for Chesapeake Biological Laboratories, Inc. From 1991 to 1993, Dr. Talor was a scientist with SRA Technologies, Inc., as well as the director of SRA's Flow Cytometry Laboratory (1991-1993) and Clinical Laboratory (1992-1993). During 1992 and 1993, Dr. Talor was also the Regulatory Affairs and Safety Officer For SRA. Since 1987, Dr. Talor has held various positions with the John Hopkins University, including course coordinator for the School of
Continuing Studies (1989-Present), research associate and lecturer in the Department of Immunology and Infectious Diseases (1987-1991), and associate professor (1991-Present).

        Prem S. Sarin, Ph.D. has been the Vice President of Research for Viral Technologies, Inc. (the Company's wholly-owned subsidiary) since May 1, 1993. Dr. Sarin was an Adjunct Professor of Biochemistry at the George Washington University School of Medicine, Washington, D.C., from 1986-1992. From 1975-1991 Dr. Sarin held the position of Deputy Chief, Laboratory of Tumor Cell Biology at the National Cancer Institute (NCI), NIH, Bethesda, Maryland. Dr. Sarin was a Senior Investigator (1974-1975) and a Visiting Scientist (1972-1974) at the Laboratory of Tumor Cell Biology at NCI, NIH. From 1971-1972 Dr. Sarin held the position of Director, Department of Molecular Biology, Bionetics Research Laboratory, Bethesda, Maryland.

        Daniel H. Zimmerman, Ph.D. has been the Company's Vice President of Cellular Immunology since January 1996. Dr. Zimmerman founded CELL MED, Inc. and was its president from 1987-1995. From 1973 to 1987 Dr. Zimmerman served in various positions at Electronucleonics, Inc. including Scientist, Senior Scientist, Technical Director and Program Manager. From 1969-1973 Dr. Zimmerman was a Senior Staff Fellow at NIH.

        Mark V. Soresi. Mr. Soresi became a director of the Company in July, 1989. In 1982, Mr. Soresi founded, and since that date has been the president and Chief Executive Officer of REMAC(R), Inc. REMAC(R) is involved in the clean-up of hazardous and toxic waste dump sites. Mr. Soresi attended George Washington University in Washington, D.C. where he earned a Bachelor of Science in Chemistry.

       F. Donald Hudson. F. Donald Hudson has been a director of the Company since May, 1992. From December 1994 to October 1995 Mr. Hudson was President and Chief Executive Officer of VIMRx Pharmaceuticals, Inc. Between 1990 and 1993, Mr. Hudson was President and Chief Executive Officer of Neuromedica, Inc., a development stage company engaged in neurological research. Until January, 1989, Mr. Hudson served as Chairman and Chief Executive Officer of Transgenic Sciences, Inc. (now TSI Corporation), a publicly held biotechnology corporation which he founded in January, 1987. From October, 1985 until January, 1987, Mr. Hudson was a director of Organogenesis, Inc., a publicly held biotechnology corporation of which he was a founder, and for five years prior thereto was Executive Vice President and a director of Integrated Genetics, Inc., a corporation also engaged in biotechnology which he co-founded and which was publicly traded until its acquisition in 1989 by Genzyme, Inc.

        Edwin A. Shalloway, Esq. Mr. Shalloway has been a director of the Company since May, 1992. Mr. Shalloway is and has been since 1964, a partner in the law firm of Sherman and
Shalloway which specializes in matters of patent law. Mr. Shalloway attended the University of Georgia where he earned a Bachelor of Science and Bachelor of Arts degrees. Mr. Shalloway received his law degree from the American University in Washington, D.C. Mr. Shalloway is also the President of the International Licensing Executive Society.

        All of the Company's officers devote substantially all of their time on the Company's business. Messrs. Soresi, Hudson and Shalloway, as directors, devote only a minimal amount of time to the Company.

        The Company's Board of Directors met eleven times during the year ending September 30, 1995. All Directors attended all of these meetings. The Company has an Audit Committee comprised of Mr. Kersten, Mr. Hudson and Mr. Shalloway. The purpose of the Audit Committee is to review and approve the selection of the Company's auditors, review the Company's financial statements with the Company's independent auditors, and review and discuss the independent auditor's management letter relating to the Company's internal accounting controls. During the fiscal year ending September 30, 1995, the Audit Committee met on one occasion. All members of the Audit Committee attended this meeting. The Company has a Compensation Committee comprised of all members of the Board of Directors except Mr. Kersten. The Compensation Committee met once during the fiscal year ending September 30, 1995. All members of the Compensation Committee attended this meeting.

Executive Compensation

        The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of the Company and (ii) by each other executive officer of the Company who received in excess of $100,000 during the fiscal year ended September 30, 1995.

                  Annual  Compensation              Long  Term
Compensation
                                        Re-               All
                                Other   stric-           Other
                                  Annual   ted            LTIP
Com-
Name  and                         Compen- Stock  Options  Pay-
pensa-
Principal    Fiscal Salary      Bonus   sation  Awards Granted
outs  tion
Position       Year   (1)   (2)    (3)     (4)      (5)    (6)
(7)
Maximilian
  de  Clara,        1995     -       -    $95,181             -
225,000   -      -
President           1994       -         -     $93,752        -
70,000   -      -
                   1993     -       -   $59,376      -        -
- -      -

Geert R.
  Kersten,          1995  $164,801   -   $  9,426             -
224,750             - $3,911
Chief               1994   $182,539    -     $   8,183        -
50,000              - $4,497
Executive          1993  $163,204   -   $  6,046              -
- -      -$3,289
Officer,
Secretary
and Treasurer

M. Douglas
  Winship,         1995  $113,500   -   $  1,200              -
22,000              - $2,100
Vice President
of Regulatory
Affairs

Suzanne  Beckner,   1995   $102,250      -         -          -
25,000              - $2,830
Vice President
of Clinical
Development*

* Dr. Beckner resigned her position with the Company in November 1995.

(1)The dollar value of base salary (cash and non-cash) received.

(2)The dollar value of bonus (cash and non-cash) received.

(3)Any  other  annual  compensation not properly  categorized  as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent automobile, parking and other transportation expenses.

(4)During the period covered by the Table, no shares of restricted stock were issued as compensation for services to the persons listed in the table. As of September 30, 1995, the number of shares of the Company's common stock, owned by the officers included in the table above, and the value of such shares at such date, based upon the market price of the Company's common stock were:

       Name                        Shares            Value
       Maximilian de Clara        5,000           $23,100
       Geert R. Kersten           84,940          $392,423

   Dividends may be paid on shares of restricted stock owned by the Company's officers and directors, although the Company has no plans to pay dividends.

   Mr. Winship and Ms. Beckner did not own any shares of the Company's Common Stock at September 30, 1995.

(5)The shares of Common Stock to be received upon the exercise of all stock options granted during the period covered by the Table. The amounts in this table include options granted in prior years but which were repriced during the year ending September 30, 1995. See "Ten Year Option/SAR Repricings" table below.

(6)"LTIP" is an abbreviation for "Long-Term Incentive Plan". An LTIP is any plan that is intended to serve as an incentive for performance to occur over a period longer than one fiscal year. Amounts reported in this column represent payments received during the applicable fiscal year by the named officer pursuant to an LTIP.

(7)All other compensation received that the Company could not properly report in any other column of the Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by, or on behalf of, the Company. Amounts in the table represent contributions made by the Company to a 401(k) pension plan on behalf of persons named in the table.

Long Term Incentive Plans - Awards in Last Fiscal Year

       None.

Employee Pension, Profit Sharing or Other Retirement Plans

       During 1993 the Company implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all the Company's employees. The Company's contribution is equal to the lesser of 3% of each employee's salary, or 50% of the employee's contribution. The 1995 expenses for this plan were $24,913. Other than the 401(k) Plan, the Company does not have a defined benefit, pension plan, profit sharing or other retirement plan.

Compensation of Directors

        Standard Arrangements. The Company currently pays its directors $1,500 per quarter, plus expenses. The Company has no standard arrangement pursuant to which directors of the Company are compensated for any services provided as a director or for committee participation or special assignments.

        Other  Arrangements.  The Company has from time  to  time
granted options
to  its  outside  directors,  Mr.  Soresi,  Mr.  Hudson  and  Mr.
Shalloway.   See "Stock Options" below for additional information
concerning options granted to the Com-
pany's directors.

Employment Contracts

        Effective August 1, 1994, the Company entered into a three-year employment agreement with Mr. Kersten. The employment agreement provides that during the period between August 1, 1994 and July 31, 1995, the Company will pay Mr. Kersten an annual salary of $198,985. During the years ending August 31, 1996 and 1997, the Company will pay Mr. Kersten a salary of $218,883 and $240,771 respectively. In the event that there is a material reduction in Mr. Kersten's authority, duties or activities, or in the event there is a change in the control of the Company, then the agreement allows Mr. Kersten to resign from his position at the Company and receive a lump-sum payment from the Company equal to 18 months salary. For purposes of the employment agreement, a change in the control of the Company means the sale of more than 50% of the outstanding shares of the Company's Common Stock, or a change in a majority of the Company's directors. Pursuant to the agreement, the Company also agreed to grant Mr. Kersten, in accordance with the Company's 1994 Incentive Stock Option Plan, options to purchase 50,000 shares of the Company's Common Stock.

Compensation Committee Interlocks and Insider Participation

        The Company has a compensation committee comprised of all of the Company's directors, with the exception of Mr. Kersten. During the year ended September 30, 1995, Mr. de Clara was the only officer participating in deliberations of the Company's compensation committee concerning executive officer compensation. See "Transactions with Related Parties" in this section of the Proxy Statement for information concerning transactions between the Company and Mr. de Clara.

        During the year ended September 30, 1995, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the compensation committee of such entity.

Stock Options

        The following tables set forth information concerning the options granted, during the fiscal year ended September 30, 1995, to the persons named below, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons.

  Options Granted During Fiscal Year Ending September 30, l995

                                                     Potential
                            Individual         Grants         (1)
Realizable Value at
                    % of Total                            Assumed
Annual Rates
                        Options                                of
Stock Price
                          Granted       to               Exercise
Appreciation for
                Options    Employees    in           Price    Per
Expiration             Option Term (2)
  Name      Granted  (#)          Fiscal  Year         Share  (1)
Date         5%        10%
Maximilian         15,000                                   $2.87
3/19/01             $ 14,550        $ 30,750
    de   Clara       70,000                                 $2.87
11/1/01             $ 67,900        $176,400
                  70,000                    $2.87         7/29/04
$272,300           $272,300
                  70,000                    $3.87         7/31/05
$240,100           $501,200
             225,000       32%

Geert   R.       50,000  (2)                 $2.87        1/10/98
$ 20,500            $ 42,000
    Kersten           750                                   $2.87
3/28/98   $    287                   $    705
             4,000               $2.87     10/31/99  $   2,440  $
5,320
            10,000               $2.87     10/31/00  $   7,900  $
17,500
             10,000               $2.87     3/19/01             $
9,700      $ 22,100
             50,000                $2.87     11/01/01  $   48,500
$110,700
             50,000               $2.87     7/29/04             $
79,000     $194,500
                 50,000                    $3.87          7/31/05
$171,500   $358,000
             224,750           32%

M.  Douglas 2,000 (2)           $2.87    1/10/98   $     720    $
1,660
   Winship    15,000               $2.87     4/4/04    $   23,700
$58,350
              5,000                $3.87     7/31/05   $   17,150
$35,800
           22,000         3%

Suzanne     5,000  (2)           $2.87    1/10/98    $   1,750  $
4,150
  Beckner       8,000                  $2.87      7/11/04       $
12,640              $31,120
                 12,000                                     $3.87
7/31/05     $ 41,160   $85,920
             25,000          3.5%

(1)Includes options granted in prior fiscal years but which were repriced in June 1995. See "Ten-Year Option/SAR Repricings" table below.

(2)Options  were  granted in accordance with the  Company's  1995 salary reduction
   plan. Pursuant to the salary reduction plan, any employee of the Company was allowed to receive options in exchange for a one-time reduction in such employee's salary.

(3)The potential realizable value of the options shown in the table assuming the market price of the Company's Common Stock appreciates in value from the date of the grant to the end of the option term at 5% or 10%.

          Option Exercises and Year End Option Values
                                                    Value of
                                                    Unexer-
                                                    cised In-
                                                    the-Money
                                      Number of     Options
                                     Unexercised    at Fiscal
                                       Options      Year-End
                   Shares                (3)           (4)
                  Acquired   Value
                  on Exercise        Realized        Exercisable/
Exercisable/
Name                 (1)              (2)           Unexercisable
Unexercisable
Maximilian  de  Clara           -      -          108,334/116,666
$189,584/$134,165
Geert    R.    Kersten      -            -         85,750/139,000
$150,062/$193,250
M.  Douglas  Winship -          -      5,000/  17,000    $8,750/$
24,750
Suzanne  Beckner     -          -      2,667/  22,333    $4,667/$
27,083

(1)The number of shares received upon exercise of options during the fiscal year ended September 30, 1995.

(2)With respect to options exercised during the Company's fiscal year ended September 30, 1995, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3)The  total  number of unexercised options held as of September
   30,   1995,   separated  between  those  options   that   were
   exercisable and those options that were not exercisable.

(4)For all unexercised options held as of September 30, 1995, the aggregate dollar value of the excess of the market value of the stock underlying those options (as of September 30, 1995) over the exercise price of those unexercised options. Values are shown separately for those options that were exercisable, and those options that were not yet exercisable, on September 30, 1995.

                 Ten-Year Option/SAR Repricings

        In June 1995 the Company lowered the exercise price on options held by all of the Company's officers, directors and employees to $2.87 per share. The options subject to this repricing allowed for the purchase of up to 444,250 shares of the Company's Common Stock and included options previously granted to those persons listed below. The Company's
Board of Directors lowered the exercise of these options since at the time of repricing (June 10, 1995), the options no longer provided a benefit to the option holders due to the difference between the exercise price of the options and the market price of the Company's Common Stock. The following table provides more information concerning the repricing of these options.

                  Number                               Length of
                      Securities             Market      Exercise
Original Op-
                    Underlying            Price   of   Price   at
tion Term
                   Options/  Stock at  Time of          Remaining
at
                   SARs  Re-   Repricing  Repricing           New
Date of Re-
                   priced  or or Amend- or Amend-        Exercise
pricing or
Name      Date    Amended(#)          ment ($) ment ($)     Price
($)       Amendment
Maximilian          6/10/95  15,000     $2.87   $10.90 $2.87     63 mos.
  de  Clara           70,000   $2.87      $20.90   $2.87   70
mos.
                     70,000    $2.87      $8.70   $2.87   108
mos.

Geert  R.   6/10/95   50,000   $2.87      $4.10    $2.87   30
mos.
  Kersten             750      $2.87      $11.60   $2.87   33
mos.
                     4,000     $2.87      $4.00    $2.87   52
mos.
                     10,000    $2.87      $8.40    $2.87   64
mos.
                     10,000    $2.87      $10.90   $2.87   68
mos.
                     50,000    $2.87      $20.90   $2.87   76
mos.
                     50,000    $2.87      $8.70   $2.87   108
mos.

M. Douglas          6/10/95  2,000      $2.87   $4.10  $2.87     30 mos.
  Winship             15,000   $2.87      $11.20  $2.87   105
mos.

Suzanne    6/10/95   5,000    $2.87       $4.10    $2.87   30
mos.
  Beckner             8,000    $2.87      $6.80   $2.87   107
mos.

Stock Option and Bonus Plans

        The Company has two Incentive Stock Option Plans, three Non-Qualified Stock Option Plans and a Stock Bonus Plan. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans". At the June 14, 1996 annual meeting of shareholders of the Company, the Company will consider a proposal to adopt a new Incentive Stock Option Plan and a new Non-Qualified Stock Option Plan.

        Incentive Stock Option Plan. The two Incentive Stock Option Plans collectively authorize the issuance of up to 200,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. Only Company employees may be granted options pursuant to the Incentive Stock Option Plan.

        To be classified as incentive stock options under the Internal Revenue Code, options granted pursuant to the Plans must be exercised prior to the following dates:

               (a) The expiration of three months after the date on which an option holder's employment by the Company is terminated (except if such termination is due to the death or permanent and total disability);

               (b)  The expiration of 12 months after the date on
           which an option holder's employment by the Company  is
           terminated,  if  such  termination  is  due   to   the
           Employee's permanent and total disability;

               (c) In the event of an option holder's death while in the employ of the Company, his executors or administrators may exercise, within three months following the date of his death, the option as to any of the shares not previously exercised;

        The total fair market value of the shares of Common Stock
(determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

        Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of the Company may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plan may not be exercisable by its terms after ten years from the date of grant.

        The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of the Company's outstanding shares).

        Non-Qualified Stock Option Plan. The three Non-Qualified Stock Option Plans collectively authorize the issuance of up to 960,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

       Stock Bonus Plan. Up to 40,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

        Other Information Regarding the Plans. The Plans are administered by the Company's Compensation Committee ("the Committee"), each member of which is a director of the Company. The members of the Committee were selected by the Company's Board of Directors and serve for a one-year tenure and until their successors are elected. A member of the Committee may be removed at any time by action of the Board of Directors. Any vacancies which may occur on the Committee will be filled by the Board of Directors. The Committee is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Committee is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

        In the discretion of the Committee, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Committee may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Committee administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Committee payment for the shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Committee.

        Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Committee when the shares were issued.

       The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of the Company's capital stock or a consolidation or merger of the Company; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

       Prior Stock Option and Bonus Plan. The Company previously had in effect a Stock Option and Bonus Plan ("the 1987 Plan") which provided for the grant to the Company's officers, directors, employees and consultants of either (i) shares of the Company's Common Stock for services rendered or (ii) options to purchase shares of Common Stock. The 1987 Plan was terminated by the Company in 1992. Since the 1987 Plan was terminated, no further options will be granted and no further bonus shares will be issued pursuant to the 1987 Plan. However, options previously granted may nevertheless still be exercised according to the terms of the options. Prior to the termination of the 1987 Plan, the Company granted options to purchase 189,250 shares of the Company's Common Stock. To date, options to purchase 6,000 shares have been exercised. In June, 1995 the Company cancelled options to purchase 176,250 shares that had previously been granted under this Plan and reissued options for the same number of shares under the Company's other stock option plans. See "Option Summary" below.

         Option   Summary.   The  following  sets  forth  certain
information, as of April 30, 1996, concerning the stock options granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                                   Total       Shares
                                      Shares      Reserved    for
Remaining
                                  Reserved  Outstanding  Options
Name of Plan                     Under Plan   Options       Under
Plan
1987 Stock Option and Bonus Plan   200,000    7,000       (1)
1992 Incentive Stock Option Plan   100,000    94,050      3,283
1992  Non-Qualified Stock Option Plan          60,000      45,000
- -
1994 Incentive Stock Option Plan   100,000    100,000     -
1994  Non-Qualified Stock Option Plan          100,000     97,250
2,750
1995 Non-Qualified Stock Option Plan          800,000     638,626
111,374

TOTAL:                                        981,926     117,407

(1)This Plan was terminated in 1992 and as a result, no new options will be granted pursuant to this Plan.

        As of April 30, 1996, 1,500 shares had been issued pursuant to the Company's 1992 Stock Bonus Plan. All of these shares were issued during the fiscal year ending September 30, 1994.

Transactions with Related Parties

        The technology and know-how licensed to the Company was developed by a group of researchers under the direction of Dr. Hans-Ake Fabricius and was assigned, during l980 and l98l, to Hooper Trading Company, N.V., a Netherlands Antilles' corporation ("Hooper"), and Shanksville Corporation, also a Netherlands Antilles corporation ("Shanksville"). Mr. de Clara and Dr.
Fabricius own 50% and 30%, respectively, of each of these companies. The technology and know-how assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation ("Sittona"), effective September, l982 pursuant to a licensing agreement which requires Sittona to pay to Hooper and Shanksville royalties on income received by Sittona respecting the technology and know-how licensed to Sittona. In l983, Sittona licensed this technology to the Company and received from the Company a $1,400,000 advance royalty payment. At such time as the Company generates revenues from the sale or sublicense of this technology, the Company will be required to pay royalties to Sittona equal to l0% of net sales and l5% of the licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, will be required to pay to those companies a minimum of l0% of any royalty payments received from the Company.

        In l985, Mr. de Clara acquired all of the issued and outstanding stock of Sittona. Mr. de Clara and Dr. Fabricius, because of their ownership interests in Hooper and Shanksville, could receive approximately 50% and 30% respectively of any royalties paid by Sittona to Hooper and Shanksville, and Mr. de Clara, through his interest in all three companies (Hooper, Shanksville and Sittona), will receive up to 95% of any royalties paid by the Company.

Legal Matters

       During the three year period ended September 30, 1993, the Company paid Mr. de Clara approximately $96,000 for legal expenses incurred by Mr. de Clara in defending a legal action brought against Mr. de Clara by an unrelated third party who claimed that Mr. de Clara owed the third party 250,000 shares of the Company's Common Stock as a fee for introducing the Company (in 1985) to persons who allegedly were willing to (but did not) provide funds to the Company. Although the Company was not a party to this proceeding, the Company's Board of Directors has determined, based upon information supplied by Mr. de Clara, that the third party's claims against Mr. de Clara arose as a result of Mr. de Clara's efforts to obtain funding for the Company. Accordingly, the Board of Directors determined that Mr. de Clara was entitled by law to indemnification and in October, 1993, the Company issued 250,000 shares of its common stock to the third party claiming the shares from Mr. de Clara.

        The Securities and Exchange Commission found that between 1988 and 1991 Mr. de Clara failed to timely file reports of beneficial ownership required by the Securities Exchange Act of 1934. In May, 1992, the Commission entered an order requiring Mr. de Clara to file reports of beneficial ownership on a timely basis.

PROPOSAL TO ADOPT 1996 INCENTIVE STOCK OPTION PLAN

        Shareholders are being requested to vote on the adoption of the Company's 1996 Incentive Stock Option Plan ("the 1996 Plan"). The purpose of the 1996 Incentive Stock Option Plan is to furnish additional compensation and incentives to the
Company's officers and employees. The Board of Directors recommends that the shareholders of the Company approve the adoption of the 1996 Plan.

        The 1996 Plan authorizes the issuance of up to 600,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the 1996 Plan. As of May 14, 1996 the  Company  had not granted any options pursuant  to  the  1996
Plan.

        Options granted under the Plan will be incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code"). Generally, if Common Stock of the Company is issued to an employee pursuant to an option granted as described below, and if no disqualifying disposition of such shares is made by such employee within one year after the transfer of such shares to him or within two years after the date of grant: (a) no income will be realized by the employee at the time of the grant of the option; (b) no income will be realized by the employee at the date of exercise; (c) when the employee sells such shares, any amount realized in excess of the option price will be taxed as a long-term capital gain and any loss sustained will be a long-term capital loss; and (d) no deduction will be allowed to the Company for federal income tax purposes. Generally, if any disqualifying disposition of such shares is made by an employee within one year after the transfer of such shares to him, or within two years after the date of grant, the difference between the amount paid for the shares upon exercise of the option and the  fair  market value of the shares on the date the option  was exercised will be taxed as ordinary income in the year the disqualifying disposition occurs and the Company will be allowed a deduction for such amount. However, if such disqualifying disposition is a sale or exchange for which a loss would have been recognized (if sustained), the amount taxed to the employee as ordinary income (and deductible by the Company) will be limited to the excess of the amount realized upon such sale or exchange over the amount paid for the shares where such excess is less than the amount referred to in the preceding sentence. This limitation does not apply to a disposition of the type as to which losses (if sustained) are not recognized as deductible losses for income tax purposes, e.g., a gift, a sale to certain related persons or a so-called "wash" sale (a sale within 30 days before or after the acquisition of the Company's shares or the receipt of an option or the entering into a contract to buy the Company's shares). If the shares are sold in a disqualifying disposition during such one-year period and the amount realized is in excess of the fair market value of the shares at the time of exercise, such excess will be taxed as a long-term or short-term capital gain depending upon the holding period.

       An employee who exercises an incentive stock option may be subject to the alternative minimum tax since the difference between the option price and the fair market value of the stock on the date of exercise is an item of tax preference. However, no item of preference will result if a disqualifying disposition is made of the optioned stock.

       The 1996 Plan is not qualified under Section 401(a) of the Internal Revenue Code, nor is it subject to any provisions of the Employee Retirement Income Security Act of 1974. Only employees of the Company may be granted options pursuant to the 1996 Plan.

        The 1996 Plan was adopted by the Board of Directors on April 30, 1996.
Any options granted under the 1996 Plan must be granted before April 30, 2006. If adopted, the 1996 Plan will function and be administered in the same manner as the Company's two other Incentive Stock Option Plans. See "Election of Directors Stock Option and Bonus Plans".

PROPOSAL TO ADOPT 1996 NON-QUALIFIED STOCK OPTION PLAN

        Shareholders are being requested to vote on the adoption of the Company's 1996 Non-Qualified Stock Option Plan ("the 1996 Non-Qualified Plan"). The Company's employees, directors and officers, and consultants or advisors to the Company are eligible to be granted options pursuant to the 1996 Non-Qualified Plan as may be determined by the Company's Compensation Committee which administers the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

        The Non-Qualified Plan, if adopted, will authorize the issuance of up to 400,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. The 1996 Non-Qualified Plan was adopted by the Board of Directors on April 30, 1996. Any options granted under the Non-Qualified Plan must be granted before April 30, 2006. As of the date of this Proxy Statement, no options have been granted pursuant to this Plan. The 1996 Non-Qualified Stock Option Plan will function and will be administered in the same manner as the Company's other Non-Qualified Stock Plans. See "Executive Compensation - Stock Option and Bonus Plans." The Board of Directors recommends that the shareholders of the Company approve the adoption of the 1996 Non-Qualified Plan.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        The Board of Directors has selected Deloitte & Touche, independent certified public accountants, to audit the books and records of the Company for the 1996 fiscal year. Deloitte & Touche served as the the Company's independent public accountants for the fiscal year ended September 30, 1995. A representative of Deloitte & Touche is expected to be present at the shareholders meeting and will be available to respond to any appropriate questions raised at the meeting. Such representative may make a statement if desired.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

        The Company's Annual Report on Form 10-K for the year ending September 30, 1995 will be sent to any shareholder of the Company upon request. Requests for a copy of this report should be addressed to the Secretary of the Company at the address provided on the first page of this proxy statement.

SHAREHOLDER PROPOSALS

       Any shareholder proposal which may properly be included in the proxy solicitation material for the 1995 annual meeting of shareholders must be received by the Secretary of the Company no later than December 31, 1996.

GENERAL

        The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by the Company including any additional solicitation made by letter, telephone or telegraph. Failure of a quorum to be present at the meeting will necessitate adjournment and will subject the Company to additional expense. The Company's annual report, including financial statements for the 1995 fiscal year, is included in this mailing.

        Management of the Company does not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting. However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

Please complete, sign and return the enclosed proxy promptly. No postage is required if mailed in the United States.
                      CEL-SCI CORPORATION

       This Proxy is Solicited by the Board of Directors

        The undersigned stockholder of the Company, acknowledges receipt of the Notice of the Annual Meeting of Stockholders, to be held June 14, 1996, 10:00 A.M. local time, at the Holiday Inn Hotel & Suites, 625 First Street, Alexandria, Virginia 22314, and hereby appoints Maximilian de Clara or Geert R. Kersten with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at said annual meeting of stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorneys and Proxies may do or cause to be done by virtue hereof. The above- named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

       (1)To  elect  the  directors  who  shall  constitute   the
       Company's Board of Directors for the ensuing year.


 /  /  FOR all nominees listed below (except as marked to the contrary below)

                    (INSTRUCTION: TO WITHHOLD AUTHORITY  TO  VOTE
           FOR  ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE
           NOMINEE'S NAME IN THE LIST BELOW)


        /  /   WITHHOLD AUTHORITY to vote for all nominees listed
below

Nominees:

        Maximilian  de  Clara      Geert R.  Kersten  Mark  V.
Soresi

       F. Donald Hudson Edwin A. Shalloway

       (2)To  approve the adoption of the Company's 1996 Employee
       Incentive Stock Option Plan.


         /  / FOR        /  / AGAINST     /  / ABSTAIN
       (3)To approve the adoption of the Company's 1996 Non-Qualified Stock Option Plan which provides for the issuance of up to 400,000 shares of the Company's Common Stock upon the exercise of options which may be granted pursuant to the Plan.


          /  / FOR        /  / AGAINST     /  / ABSTAIN

       (4)To ratify the appointment of Deloitte & Touche as the Company's independent accounts for the fiscal year ending
       September 30, 1996.


          /  / FOR        /  / AGAINST     /  / ABSTAIN

        To transact such other business as may properly come before the meeting.

        THIS  PROXY,  WHEN PROPERLY EXECUTED, WILL  BE  VOTED  AS
DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DISCRETION
IS  INDICATED,  THIS  PROXY WILL BE VOTED IN  FAVOR  OF  ITEMS  1
THROUGH 4.

                             Dated this      day  of            ,
1996.



(Signature)



(Signature)



Please sign your name exactly                as                it
                            appears  on  your stock  certificate.
                            If  shares  are  held  jointly,  each
                            holder   should   sign.    Executors,
                            trustees,   and   other   fiduciaries
                            should so indicate when signing.


Please Sign, Date and Return                                 this
                            Proxy  so  that  your shares  may  be
                            voted at the meeting.